Exhibit 99.8.91

UMB DISTRIBUTION SERVICES, LLC
235 West Galena Street

Milwaukee, Wisconsin 53212

DEALER ASSISTANCE AGREEMENT FOR THE SALE OF SHARES
OF SMEAD FUNDS TRUST

Ladies and Gentlemen:

We have entered into a Distribution Agreement with the Smead Funds Trust (the “Trust”), a business trust registered as a management investment company under the Investment Company Act of 1940 (the “1940 Act”), in connection with its separate series, and such other series as may be added to the Trust in the future (collectively the “Funds”), pursuant to which we have been appointed distributor of shares of the Funds.

This Dealer Assistance Agreement (the “Agreement”), being made between UMB Distribution Services, LLC (the “Distributor”) and the undersigned authorized dealer, relates to the services to be provided by the authorized dealer. You recognize and agree that shares of the Funds are only available to “Approved Investors” as defined in, and in accordance with, the Funds’ prospectus (the “Prospectus” which for purposes of this Agreement includes the Statement of Additional Information incorporated herein).

1.      You shall furnish us and the Funds with such information as shall reasonably be requested either by the trustees of the Funds or by us with respect to the services provided, including but not limited to blue sky sales reports.

2.      Orders shall be placed either directly with the Funds’ transfer agent (the “Transfer Agent”) in accordance with such procedures as may be established by us or the Transfer Agent, or with the Transfer Agent through the facilities of the National Securities Clearing Corporation (“NSCC”), if available, in accordance with the rules of the NSCC. In addition, all orders are subject to acceptance or rejection by the Distributor or the relevant Fund in the sole discretion of either. Purchase orders shall be subject to receipt by the Trust’s Transfer Agent of all required documents in proper form and to the minimum initial and subsequent purchase requirements set forth in the Trust’s current Prospectus.

3.      Settlement of transactions shall be in accordance with such procedures as may be established by us, the Transfer Agent or, if applicable, the rules of the NSCC. If payment is not so received, we and the Funds reserve the right forthwith to cancel the purchase, or at the option of us or the Funds to sell the shares at the then prevailing net asset value, in either case you agree to be responsible for any loss resulting to the Funds and/or to us from your failure to make payments as aforesaid. You shall not be entitled to any gains generated by the cancelation of the purchase.

4.      For all purposes of this Agreement you will be deemed to be an independent contractor and neither you nor any of your employees or agents shall have any authority to act in any matter or in any respect as agent for the Funds or for the Distributor. Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Funds except those contained in the then current Prospectus for the Funds. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all liabilities, losses, claims, demands, charges, costs and expenses (including reasonable attorneys fees) resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents or the purchase, redemption, transfer or registration of shares of the Funds (or orders relating to the same) by you or your customers, or from your breach of any of the terms of this agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity and hold harmless agreement shall indefinitely survive the termination of this Agreement.

5.      We may enter into other similar agreements with any other person without your consent.

6.      You shall comply with all applicable laws including state and Federal laws and the rules and regulations of authorized regulatory agencies. You will not sell or offer for sale shares of any Fund in any state or jurisdiction where (i) you are not qualified to act as a dealer or (ii) the shares are not qualified for sale, including under the blue sky laws and regulations for such state, except for jurisdictions in which they are exempt from qualification. We do not assume any responsibility in connection with your registration under the laws of the various states or jurisdictions or under federal law or your qualification under any applicable law or regulation to offer or sell shares.

7.      Unless otherwise mutually agreed upon in writing, you shall deliver or cause to be delivered to each customer who purchases shares of any Fund from or through you, copies of all annual and interim reports, proxy solicitation materials and any other information and materials relating to such Funds and prepared by or on behalf of the Funds.

8.      You agree to maintain all records required by law relating to transactions involving the Funds, and upon the request of us, or the Trust, promptly make such of these records available to us or the Trust’s administrator as are requested. In addition, you hereby agree to establish appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with us and the Trust’s administrator, to enable the Trust to identify the location, type of, and sales to all accounts opened and maintained by your customers or by you on behalf of your customers.

9.      You understand and acknowledge that the Funds may offer shares in multiple classes, and you represent and warrant that you have established compliance procedures designed to ensure that your customers are made aware of the terms of each available class of the Fund, to ensure that each customer is offered only shares that are suitable investments for such customer, to ensure that each customer is afforded the opportunity to obtain sales charge break points (if any), as detailed in the Prospectus, and to ensure the proper supervision of your agents or representatives in recommending and offering the multiple classes to your customers.

10.      You hereby certify that you are in compliance and will continue to comply with all applicable anti-money laundering laws, regulations, rules and government guidance and have in place a comprehensive anti-money laundering compliance program that includes: internal policies, procedures and controls for complying with the USA PATRIOT Act, a designated compliance officer, an ongoing training program for appropriate employees and an independent audit function. You also certify that you are in compliance and will continue to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) and have an OFAC compliance program in place that satisfies all applicable laws and regulations. You acknowledge that, because the Distributor will not have access to detailed information about your customers who purchase Fund Shares, you will assume responsibility for compliance with the foregoing laws and regulations in regard to such customers. You hereby agree to notify the Distributor promptly whenever, (i) pursuant to the provisions of your programs, indications of suspicious activity or OFAC matches are detected in connection with the purchase, sale or exchange of Fund Shares; or (ii) you receive any reports from any regulator(s) pertaining to your compliance with the foregoing laws or regulations in connection with your customers.

11.      The parties agree that any Non-public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

12.      You agree to comply with the requirements of the Shareholder Information Agreement set forth in Appendix A attached hereto regarding the provision of shareholder information pursuant to Rule 22c-2 of the 1940 Act.

13.      Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Agreement as contemplated herein, and that the individual that has signed this Agreement below on its behalf is empowered to act for and on behalf of such party with respect to the execution of this Agreement.

14.      This Agreement may be terminated with respect to any Fund at any time without payment of any penalty, upon notice to the other party. It will be terminated, without notice, by any act which terminates either the Distribution Agreement with us, and it shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act. We may in our sole discretion modify or amend this Agreement upon written notice to you of such modification or amendment, which shall be effective on the date stated in such notice.

15.      This Agreement shall become effective upon acceptance and execution by us. All communications to us should be sent to the address shown on the first page of this Agreement. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

16.      This Agreement shall be construed in accordance with the laws of the State of Wisconsin, excluding the laws on conflicts of laws.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

American United Life Insurance Company	UMB DISTRIBUTION SERVICES, LLC 235 West Galena Street Milwaukee, Wisconsin 53212
Name of Dealer (Please Print or Type)* 1 American Square Indianapolis, Indiana 46202
Address of Dealer

By:	/s/ Alan Blaskowski	By:	/s/ Scott Schulenburg
	Authorized Officer		Authorized Officer
Alan Blaskowski
	VP, Product Bus Dev Inov		Scott Schulenburg - President
	Print Name		Print Name
Date:	6/19/2024	Date:	6/20/2024

Phone:	317-285-2623

*NOTE:	Please sign and return a PDF copy of this Agreement to UMB Distribution Services, LLC, James Curry (James.Curry@umb.com). Upon acceptance, a countersigned copy will be returned to you for your files.

SCHEDULE A
TO THE
DEALER ASSISTANCE AGREEMENT FOR THE SALE OF SHARES
OF
SMEAD FUNDS TRUST

As of June 1, 2020

Name of Fund	Class	Ticker	CUSIP
Smead Value Fund	Investor Class*	SMVLX	83178C881
	Class A	SVFAX	83178C808
	Class C	SVFCX	83178C105
	Class I1	SVFFX	83178C873
	Class I2	SVFIX	N/A
	Class R1	SVFDX	83178C303
	Class R2	SVFKX	83178C402
	Class R3	SVFRX	N/A
	Class R4	SVFLX	N/A
	Class Y	SVFYX	83178C709

*Investor Class is Hold and Redeem Only

Any additional Funds (or classes of Funds) will be included under this Agreement without the need for an amendment, upon written notice from the Distributor to you. Unless otherwise indicated in writing, all additions or deletions to the existing classes or Funds, whether through new offerings, mergers or acquisitions, will be effective upon Distributor’s provision of written notice to you of such addition or deletion, will automatically fall under the rules established by this Agreement and will not require a signed amendment by both parties.

APPENDIX A

SHAREHOLDER INFORMATION AGREEMENT

FOR THE

SMEAD FUNDS TRUST

1.	Definitions. For purposes of this Agreement:

1.1	The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940. The term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

1.2	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

1.3	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name. With respect to an Intermediary which is a retirement plan recordkeeper, the term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares. With respect to an Intermediary which is an insurance company, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

1.4	The term “written” includes electronic writings and facsimile transmissions.

1.5	The term “Intermediary” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

1.6	The term “purchase” does not include the automatic reinvestment of dividends.

1.7	The term “promptly” as used in Section 2.1.2 shall mean as soon as practicable but in no event later than 5 business days from the Intermediary’s receipt of the request for information from the Fund or its designee.

2.	Shareholder Information.

2.1	Agreement to Provide Information. On and after the effective date, the Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

2.1.1	Period Covered by Request. Requests must set forth a specific period, generally not to exceed 180 days from the date of the request, for which transaction information is sought. However, the Fund may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.1.2.	Form and Timing of Response. (a) The Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 2.1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 2.1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 2.1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii). (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

2.1.3	Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2.2	Agreement to Restrict Trading. The Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2.2.1	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2.2	Timing of Response. The Intermediary agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

2.2.3	Confirmation by Intermediary. The Intermediary must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3.	Termination. This Agreement shall terminate automatically and with no notice to the Intermediary upon the termination of the Transfer Agency Agreement between the Transfer Agent and the Fund.

IN WITNESS WHEREOF, the undersigned have caused this Shareholder Information Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.

By:	/s/ Scott Schulenburg

Title:	Scott Schulenburg, President

American United Life Insurance Company

By:	/s/ Alan Blaskowski

Title:	Alan Blaskowski

VP, Prod Bus Dev & Inov